[LOGO OMITTED]
I-trax, Inc.

One Logan Square, Suite 2615
130 N. 18th Street, Philadelphia, PA 19103
215.557.7488  PH 215.557.7820  FAX www.i-trax.com







I-trax Contact:                             Investor Contact:
Janice MacKenzie                            Chris Witty
I-trax, Inc.                                Lippert/Heilshorn & Associates, Inc.
(215) 557-7488 x109                         212-838-3777
jmackenzie@i-trax.com                       cwitty@lhai.com
---------------------                       ---------------


FOR IMMEDIATE RELEASE
---------------------

               I-TRAX ANNOUNCES AMENDED TERMS WITH BANK OF AMERICA
               ---------------------------------------------------
                    Agreement Provides Increased Flexibility


PHILADELPHIA, PA, October 28, 2004 -- I-trax, Inc. (Amex: DMX), a leader in integrated health and productivity management, announced today that the company and its senior creditor, Bank of America N.A., have amended terms for the company's credit facility.

The amendment converts amounts outstanding under the term portion of the facility into the revolving piece, eliminating the term portion entirely, and amends the financial ratio covenants to allow I-trax greater flexibility in its operations. The amendment also restructures the net worth covenant such that I-trax will not need to issue any new equity for working capital purposes at this time. The company continues to have access to $14,000,000 under the credit facility, of which $11,000,000 is available under the revolver and $3,000,000 is allocated to outstanding letters of credit. The credit facility expires April 1, 2007.

I-trax's chairman, president, and chief executive officer, Frank A. Martin, stated, "We are very pleased with the modifications to our credit agreement, as they provide for greater financial flexibility and additional working capital. With these modified terms, we can now devote all our attention to building on the promise of the I-trax integrated suite of corporate health management and productivity solutions."

The company will file with the Securities and Exchange Commission a current report on Form 8-K disclosing the amendment as required by Securities and Exchange Commission rules.

About I-trax
------------

I-trax is the leading provider of integrated health and productivity management solutions. With over 150 clients nationwide, I-trax offers wellness, disease management and on-site services. I-trax provides a comprehensive solution specifically designed for every individual regardless of location. Our focus is on improving health, satisfaction and productivity for individuals, while lowering the direct and indirect costs of healthcare related benefits. For more information visit www.i-trax.com.



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I-trax, Inc.
October 28, 2004
Page 2 of 2


Safe Harbor Statement: This news release may contain "forward-looking statements" with the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated, including those risks detailed in I-trax's filings with the Securities and Exchange Commission, and should be read in light of these risks.

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